EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-87216 on Form S-3 of our reports dated February 28, 2007, relating to the financial statements (and with respect to the report on those financial statements, expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of new accounting pronouncements in 2004 and 2006) and financial statement schedule of Kentucky Power Company appearing in and incorporated by reference in the Annual Report on Form 10-K of Kentucky Power Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 28, 2007